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                                                                      EXHIBIT 18


March 6, 2002

Board of Directors
El Paso CGP Company
1001 Louisiana
Houston, Texas 77002

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and issued our report thereon dated March 6, 2002. Note 14 to the financial statements describes a change in the measurement dates used to account for pensions and post-retirement benefits other than pensions from December 31 to September 30. This change is considered to be a change in accounting principle and is being made to conform the Company's measurement dates to the dates used by its parent company, El Paso Corporation, for its benefit plans. It should be understood that the preferability of one acceptable method of accounting over another, in this case the use of measurement dates that are different from those previously used to account for pensions and post-retirement benefits other than pensions, has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,



/s/ PricewaterhouseCoopers LLP